SPECIAL MEETING OF SHAREHOLDERS PRINCIPAL ASSET ALLOCATION FUND, INC.
                             HELD SEPTEMBER 16, 1997

1.   Election of the Board of Directors.

                            For              Withheld

    Davis                5,695,591             30,121
    Ehrle                5,682,709             43,003
    Ferguson             5,695,591             30,121
    Gilbert              5,682,489             43,223
    Griswell             5,686,518             39,194
    Jones                5,695,591             30,121
    Keller               5,691,600             34,113
    Lukavsky             5,686,391             39,321
    Peebler              5,680,994             44,719

2. Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

          5,656,348            6,155                63,209

3. Approval of change of fund structure. Name changed to Principal Variable Contract Fund, Inc. Asset Allocation Account effective 1/1/98.

          In Favor            Opposed               Abstain

          5,534,208           90,568                100,936